Free Writing Prospectus dated March 15, 2007
Filed pursuant to Rule 433
Registration Statement Nos. 333-129763 and 333-129763-01
Principal Life Income Fundings Trust 29
Final Terms

Issuer	Principal Life Income Fundings Trust 29

Description of Securities	Secured Medium-Term Notes

Ratings	Aa2/AA

Issue Amount	$100,000,000

Trade Date (T Date)	March 15, 2007

Settlement Date	March 22, 2007 (T+5)

Maturity Date	March 22, 2010

Coupon	Prime Rate – 285 bps

Coupon Payment Dates	Quarterly on 3/22, 6/22, 9/22 and 12/22 of each year, subject to the Business Day Convention, commencing on 6/22/07 through and including the Maturity Date

Specified Denominations	$100,000 and integral multiples of $1,000 in excess thereof

Interest Reset Date	Daily, on each Business Day

Lockout Period	There will be a lockout period Two New York Business Days prior to the Coupon Payment Date where the current interest rate is not subject to reset

Coupon Determination Date	Two New York Business Days prior to the Coupon Payment Date

Day Count Basis	Actual/360

Business Days	New York

Business Day Convention	Following (unadjusted)

Reoffer Price	100.00%

Reoffer Yield	PRIME – 285 bps

Price to Issuer	100.00%

Proceeds to Issuer	$100,000,000

Underwriter	Banc of America Securities LLC

CUSIP/Common Code/ISIN	74254PC91

BAS DTC	773

Principal Life Insurance Company (“PLIC”), as statutory issuer and depositor, and Principal Financial Group, Inc. (“PFG”) have filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents PLIC and PFG have filed with the SEC for more complete information about PLIC and PFG and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Banc of America Securities will arrange to send you the prospectus and prospectus supplement if you request it by calling Banc of America Securities toll-free at 1-800-294-1322.